Report of Independent Registered Public Accounting Firm


To the Board of Trustees and Shareowners of Pioneer Series Trust IV

We have audited the accompanying statements of assets and liabilities of Pioneer Series Trust
IV (the "Trust") (portfolios comprising of, respectively, Pioneer Classic Balanced Fund,
Pioneer Government Income Fund, Pioneer Institutional
Money Market Fund, Pioneer International Core Equity
Fund, and Pioneer Treasury Reserves Fund) as of and for the year ended July 31, 2007, including the schedules of investments, as of July 31, 2007, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight
Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
We were not engaged to perform an audit of the Trust's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting.
Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of July 31, 2007, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Pioneer
Series Trust IV (portfolios comprising of, respectively,
Pioneer Classic Balanced Fund, Pioneer Government Income
Fund, Pioneer Institutional Money Market Fund, Pioneer
International Core Equity Fund, and Pioneer Treasury
Reserves Fund) as of and for the year ended July 31, 2007, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein, in conformity with U.S. generally accepted accounting principles.



Boston, Massachusetts
September 17, 2007